Exhibit 10.31

Dividend Equivalent Agreement

This Dividend Equivalent Agreement (the “Agreement”), dated as of November 2, 2011, between Fidelity & Guaranty Life Holdings, Inc., a Delaware corporation, and the Employee whose name appears on the signature page hereof, is being entered into pursuant to the Fidelity & Guaranty Life Holdings, Inc. Dividend Equivalent Plan.

The Company and the Employee hereby agree as follows:

Section 1. Certain Definitions. Capitalized terms used in this Agreement and not defined herein shall have the respective meaning ascribed to such terms in the Plan. The following additional terms shall have the following meanings:

“Agreement” means this Dividend Equivalent Agreement, as amended from time to time in accordance with the terms hereof.

“Employee” means the grantee of the Dividend Equivalents, whose name is set forth on the signature page of this Agreement; provided that following such person’s death “Employee” shall be deemed to include such person’s beneficiary or estate and following such person’s Disability, “Employee” shall be deemed to include such person’s legal representative.

Section 2. Grant of Dividend Equivalents. The Company hereby evidences and confirms, effective as of the date hereof, its grant to the Employee of a Dividend Equivalent with respect to the Stock Options set forth on the signature page hereof. This Agreement is entered into pursuant to, and the terms of the Dividend Equivalents are subject to, the terms of the Plan, all of the terms of which are made a part of and incorporated into this Agreement. In the event of any conflict between any term of this Agreement and the terms of the Plan, the terms of the Plan shall control.

Section 3. Vesting. The Dividend Equivalents shall be subject to the vesting provisions set forth in the Plan.

Section 4. Forfeiture.

(a) Normal Forfeiture Date. Unless earlier terminated pursuant to Section 4(b) or Section 5, unvested Dividend Equivalents shall be forfeited and terminate on the earlier of (i) April 15, 2015 and (ii) January 1 of the year following any single calendar year Performance Period in which the Net Dividend Value is less than the Minimum Net Dividend Value for such single calendar year Performance Period.

(b) Termination of Employment. If the Employee’s employment with the Company terminates for any reason, (i) any Dividend Equivalents held by such

Employee that have not vested on or before the effective date of such termination of employment shall be forfeited and terminate immediately upon such termination of employment and (ii) any vested Dividend Equivalents held by such Employee on the effective date of such termination of employment shall be settled as set forth in Section 6.

Section 5. Change in Control. In the event of a Change in Control, the Dividend Equivalents shall vest as set forth in the Plan.

Section 6. Settlement. Subject to Article IX of the Plan, the Company shall deliver to the Employee in settlement of each Dividend Equivalent that has vested as provided in Section 3 or Section 5, a payment in cash equal to the amount of the Dividend Equivalent on or as soon as administratively practical following the earlier of (i) the date on which the Dividend Equivalent vests in accordance with Section 3 or (ii) a Change in Control, and in either case, in any event, no later than March 15 of the year following the year in which such Dividend Equivalent vests.

Section 7. Miscellaneous.

(a) Amendment. This Agreement may not be amended, modified or supplemented orally, but only by a written instrument executed by the Employee and the Company.

(b) Assignability. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by the Company or the Employee without the prior written consent of the other party.

(c) Applicable Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware regardless of the application of rules of conflict of law that would apply the laws of any other jurisdiction.

(d) Arbitration; Waiver of Jury Trial. Any dispute, controversy or claim arising out of or pursuant to the Plan, this Agreement, any other agreement entered into pursuant to the Plan or any undertakings, covenants and agreements incorporated by reference into the Plan or this Agreement shall be submitted to and finally determined by binding arbitration to be held in New York, New York at the American Arbitration Association, before one arbitrator under an in accordance with the American Arbitration Association’s Commercial Rules, with each party to be responsible for its own attorney’s fees and costs incurred in connection therewith. In the event that this arbitration provision is determined by a court with appropriate jurisdiction to be unenforceable, the Company and the Employee each hereby waives the right, if any, to a trial by jury of any claim that would have been subject to arbitration under this Section 7(d). Each party (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties have been induced to enter into the Agreement by, among other things, the mutual waivers and certifications in this Section 7(d).

(e) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and the Employee have executed this Agreement as of the date first above written,

FIDELITY & GUARANTY LIFE HOLDINGS, INC.

By:	/s/ Rose Boehm
Name: Rose Boehm Title: Vice President, Human Resources

THE EMPLOYEE: Leland C. Launer, Jr.

/s/ Leland C. Launer, Jr.
Name

Address of the Employee:

9 Green Way

New Providence, NJ 07974

Grant Date of related Stock Options	Number of related Stock Options
November 2, 2011	44,334

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